Exhibit 10.10

SEPARATION AGREEMENT & RELEASE

THIS SEPARATION AGREEMENT & RELEASE (this "Agreement") is made and entered into as of November 4, 2022, by and among INVESTAR HOLDING CORPORATION, a Louisiana corporation (the "Holding Company"), INVESTAR BANK, NATIONAL ASSOCIATION, a Louisiana bank (the "Bank", and, together with the Holding Company, the "Company") and CHRISTOPHER L. HUFFT, a resident of Louisiana (the "Employee").

WHEREAS, the Employee is employed by the Company as its Executive Vice President and Chief Financial Officer pursuant to an employment agreement by and among the Employee, the Holding Company and the Bank, effective as of August I, 2020 (the "Employment Agreement");

WHEREAS, on November 4, 2022 (the "Notice Date"), the Employee notified the Company that his employment with the Company will end at close of business on the Separation Date (as defined below) for health reasons;

WHEREAS the payments and other consideration provided to the Employee under this Agreement are inclusive of all compensation, severance pay and other benefits to which the Employee is or may be entitled, and

WHEREAS the Company and the Employee intend the terms and conditions of this Agreement to govern all issues related to the cessation of Employee's employment with the Company;

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the Company and the Employee agree as follows:

1.

Separation Date. The Employee shall continue to be employed on the Company's active payroll and be paid his current base salary ($315,561 per annum), net of applicable withholdings, at the Company's regular pay intervals (no less frequently than monthly) through November 4, 2022 (the "Separation Date"). The Employee and the Company agree that (i) the Employment Agreement is hereby terminated as of the Separation Date and (ii) all benefits, privileges and authorities related to the Employee's employment with Company shall hereby cease as of such date, except in each case as otherwise specifically set forth in this Agreement, Between the date this Agreement becomes effective and the date the Employee's employment terminates, if any, the Employee will continue to perform, with or without reasonable accommodation, all responsibilities reasonably assigned to him at a satisfactory level (as determined by the Company in its sole discretion) and conduct himself in a manner consistent with the high standards expected of all employees of the Company. Notwithstanding the foregoing, the Employee's employment with the Company will terminate prior to the Separation Date (i) automatically upon the Employee's death or (ii) immediately after being notified that the Company is terminating the Employee's employment for Cause (as defined in the Employment Agreement), If the Employee's employment is terminated by the Company for Cause, the Employee will not be entitled to receive the amounts set forth in this Agreement.

2.

Employee Representations. The Employee hereby represents and acknowledges to the Company that (i) the Company has advised the Employee to consult with an attorney of his choosing; (ii) the Employee has been offered twenty-one (21) days from the Separation Date to consider any waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended ("ADEA") prior to signing this Agreement; (iii) the Employee agrees with the Company that changes to this agreement, if any, whether material or immaterial, will not restart the running of this twenty-one (21)-day consideration period; (iv) the Employee has disclosed to the Company any information in his knowledge, possession, custody, or control concerning any conduct involving the Company that the Employee believes involves false claims by the Company to the United States or that Employee believes is unlawful or violates any material Company Policy in any material respect; (v) the consideration provided to the Employee under this Agreement is sufficient to support the releases provided by the Employee under this Agreement; (vi) the Employee has not filed any charges, claims or lawsuits against the Company involving any aspect of the Employee's employment which have not been terminated as of the Effective Date (as defined herein) of this Agreement; and (v) the Company has advised the Employee that he must execute this Agreement and deliver it to the Company, as described below, no later than the twenty-fifth (25th) day after the Separation Date if the Employee elects to enter into this Agreement (subject to his right to revoke the Agreement as described below). The Employee understands that the Company regards the representations made by him as material, and that the Company is relying on these representations in entering into this Agreement.

3.

Effective Date of the Agreement. The Employee shall have seven (7) days from the date the Employee signs this Agreement to revoke the Employee's consent to the waiver of the Employee's rights under the ADEA and the Agreement, in writing addressed and delivered to the Company official identified below, which action shall revoke this Agreement. In order to be valid, any written notice of revocation must be faxed, e-mailed, hand-delivered, or postmarked no later than the seventh (7th)calendar day after the date the Employee signs this Agreement. If the Employee revokes his initial consent and this Agreement, all of its provisions shall be void and unenforceable. If the Employee does not revoke his initial consent, the Agreement will take effect on the day after the end of this seven (7)-day revocation period (the "Effective Date"). Notice of revocation should be sent to: Investar Holding Corporation, Attention: Tom Aldrich, Human Resources, 10500 Coursey Boulevard, Baton Rouge, Louisiana 70816. Such notice may be faxed to 225-227-2256 or may be e-mailed to tom.aldrich@investarbank.com. Notwithstanding the foregoing, if the end of the period for revoking the Agreement falls on a Saturday, Sunday or legal holiday in the State of Louisiana, the revocation period shall be extended until the next day that is not a Saturday, Sunday or legal holiday in the State of Louisiana. Any payments to be made pursuant to this Agreement will be delayed until the Effective Date and any payments that would otherwise have been paid prior to that date shall be accumulated and paid in a lump sum no later than seven (7) days after the Effective Date. Notwithstanding anything contained herein to the contrary, if the Employee revokes his execution of this Agreement before the end of the applicable revocation period, (i) the Employee will not be entitled to receive any payments under this Agreement, and (ii) the Employment Agreement will remain extinguished except as expressly provided otherwise in this Agreement.

4.

Continued Base Salary and other Payments. Following the Separation Date, provided this Agreement becomes effective as set forth in Section 3, the Company shall pay to Employee or, in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, his current base salary, net of applicable withholdings, at the Company's regular pay intervals (no less frequently than monthly) for the period ending one hundred and eighty (180) days following the Separation Date, This continued base salary is consistent with what the Employee is entitled to receive under the Employment Agreement where his employment is terminated by the Company on account of the Employee's "Disability" as defined in the Employment Agreement. In addition, on the Effective Date, the Company shall pay to Employee an additional lump-sum payment of $36,720, which is intended to represent the Employee's cost of COBRA (as defined below) for an 18-month period as determined as of the Separation Date, Finally, as of the Employee's Separation Date, 15,248 shares of the Employee's unvested restricted stock previously granted under the Company's long-term incentive compensation plan shall not be forfeited but shall remain outstanding and shall vest on the Effective Date,

5.

Benefits. If the Employee currently is enrolled in the Company's benefit plans, up until the Separation Date, the Employee's participation in the Company benefit plans (e.g., medical, life insurance) will be in accordance with the provisions of the various Company benefit plans for an active employee. Except as expressly set forth below, all of the Employee's Company-provided benefits for active employees will end either on the Separation Date or on or about the final day of the month in which the Separation Date occurs, in each case according to terms of the applicable plan documents or current Company payroll procedures. Nothing in this Agreement or the Release shall: (i) alter or reduce any vested, accrued benefits (if any) the Employee may be entitled to receive under any 401(k) plan or other retirement plan established by the Company and in which the Employee participates as of the Separation Date; (ii) affect the Employee's right to elect and receive continuation of the Employee's health insurance coverage under the Company's health plans pursuant to applicable law and COBRA (as defined below); or (iii) affect the Employee's right to receive (x) any base salary that has accrued through the Separation Date and is unpaid, (y) any reimbursable expenses that the Employee has incurred before the Separation Date but are unpaid (subject to the Company's expense reimbursement policy) and (z) any unused paid time off days and vacation to which the Employee is entitled to payment, all of which shall be paid as soon as administratively practicable (and in any event within thirty (30) days) after the Separation Date.

6.

Release of Claims. The Employee and his heirs, assigns, and agents release, waive, and discharge the Company and the Released Parties (as defined below) from each and every claim, action or right of any sort, known or unknown, arising on or before the date on which the Employee executes this Agreement, which the Employee may by law release,

a.

The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, gender, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, genetic information, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; any other claim based on a statutory prohibition or requirement; any claim arising out of or related to an express or implied employment contract, including without limitation, the Employment Agreement, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims, any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730; and any claims to attorney fees or expenses. Employee further agrees and acknowledges that Employee has been properly paid for all hours worked for the Company, that all salary, wages, commissions, bonuses, vacation, long-term incentives, and other compensation due to Employee have been paid, and that Employee is not owed anything else from Company other than as provided for in this Agreement.

b.

The Employee represents that he understands that rights and claims under the ADEA are among the rights and claims against the Company that the Employee is releasing through this Agreement, and that the Employee understands that he is not releasing (i) any rights or claims arising after the date on which the Employee executes this Agreement; (ii) any rights that may not be released as a matter of law, or any claims he has for liability coverage and/or costs of defense pursuant to liability insurance and/or indemnification rights for acts and omissions occurring during his employment with the Company, including but not limited to any Directors & Officers and general liability insurance or indemnification rights; and (iii) any claims to any vested benefits that the Employee already is entitled to receive under any of the Company's employee compensation or benefit plans, or any right the Employee has to benefits under workers' compensation Jaws, unemployment compensation laws or the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

c.

The Employee further agrees never to sue the Company or cause the Company to be sued regarding any matter within the scope of the above release. Employee understands and acknowledges, however, that this Agreement is not intended to and shall not affect his right to file a lawsuit, complaint or charge that challenges the validity of this Agreement under the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), with respect to claims under the ADEA. With the exception of an action to challenge Employee's waiver of claims under the ADEA, if the Employee violates this release by suing the Company or causing the Company to be sued, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Company, including reasonable attorneys' fees, except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

d.

"Released Parties" are the Company, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.

e.

Notwithstanding this or any other section of the Agreement to the contrary, Employee shall not be prevented from bringing or making any claim, report, or disclosure to the Equal Employment Opportunity Commission, Securities and Exchange Commission, Occupational Safety and Health Administration or any other government agency to whom disclosures are protected by law, in each case to the extent the right to bring such claims, reports, or disclosures are protected by law; notwithstanding the foregoing, however, Employee agrees to waive the right to receive monetary recovery directly from Company, including Company payments that result from any complaints or charges that Employee files with any governmental agency, or that are filed on Employee's behalf.

7.

Protective Covenants. The Employee acknowledges and agrees that, in connection with Employee's employment with the Company, Employee has obtained confidential information of the Company (as described in the Employment Agreement), and that Employee has continuing non-disclosure, non-competition, and non-solicitation obligations to the Company pursuant to Section 10 of the Employment Agreement (the "Protective Covenants"). In entering into this Agreement, Employee acknowledges the continued effectiveness and enforceability of the Protective Covenants, and expressly reaffirms Employee's commitment to abide by, and promises to abide by, the terms of: (i) the Protective Covenants; and (ii) all other non-disclosure and confidentiality, non-competition, and non-solicitation obligations set forth in any other agreement with the Company. Notwithstanding anything to the contrary in this Agreement, in the event the Employee fails or ceases to fully abide by all of the Protective Covenants, or in the event any court of competent jurisdiction or arbitrator deems any such covenant(s) to be invalid or unenforceable as the result of a challenge by the Employee, then the Employee acknowledges and agrees that such circumstances shall constitute a failure of consideration and the Employee shall not be entitled to any continued base salary after the Separation Date or any other post-termination payments or benefits. If the Employee has already received any such continued base salary or post-termination payments and benefits at the time he fails or ceases to fully abide by any such covenant or any court of competent jurisdiction or arbitrator deems any such covenant(s) to be invalid or unenforceable as the result of a challenge by the Employee, the Company shall immediately be entitled to recover from the Employee all such gross amounts in full. Additionally, notwithstanding any other provision of this Agreement, Sections 4(e), 9, I0, 12(f) of the Employment Agreement shall remain in effect and be enforceable by the Company after the termination of the Employee's employment with the Company and the Employment Agreement.

8.

Breach by Employee. The Company's obligations to the Employee under this Agreement are contingent on Employee's obligations under this Agreement. Any material breach of this Agreement by the Employee will result in the immediate cancellation of the Company's obligations under this Agreement and of any benefits that have been granted to the Employee by the terms of this Agreement, except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release.

9.	Employee Availability. The Employee agrees to make himself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company's affiliates, subsidiaries, agents, officers, directors or employees that may be within the knowledge of the Employee. The Employee will cooperate reasonably with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Employee has material information relating thereto. The Company will reimburse the Employee for reasonable compensation and out-of-pocket expenses incurred as a result of such cooperation within thirty (30) days after Employee incurs such expenses (subject to the Company's expense reimbursement policy). Nothing herein shall prevent the Employee from communicating with or participating in any government investigation.

10.	Future Employment. The Company is not obligated to offer employment to the Employee (or to accept services or the performance of work from the Employee directly or indirectly) now or in the future.

11.	Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

12.

Return of Company Property. The Employee agrees that, as of the Separation Date, he will have returned to the Company any and all remaining Company property or equipment in her possession, including but not limited to: any computer, handheld electronic device, and credit card assigned to her. The Employee agrees that, as of the Separation Date, he will have no outstanding balance on his corporate credit card for which appropriate expense reimbursement accounting has not been submitted.

13.

Confidentiality of Terms of Agreement. The Employee shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Employee's spouse, the Employee's legal or financial advisor, or U.S., state or local governmental officials who seek such information in the course of their official duties, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Employee disclose or produce this Agreement or any terms or conditions thereof, to the extent permitted by Jaw the Employee shall immediately notify the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena. For the avoidance of doubt, the parties acknowledge that they will comply with all Securities and Exchange Commission requirements and other Jaws and regulations, including those that may require disclosure of this Agreement.

14.

Waiver of Participation in Certain Employee Benefits Plans. The Employee will not be entitled to receive any severance pay or other layoff benefits under any severance or similar benefit plans of the Company (the "Severance Plans"). The Employee hereby knowingly and voluntarily waives any rights to participate in or continue to participate in the Severance Plans. After receiving a copy of this waiver, the Employee agrees that he has had ample and reasonable opportunity to carefully review and consider this waiver of benefits under the Severance Plans. The Employee agrees that no person has pressured him or used duress to affect his decision. The Employee's execution of this wavier is entirely voluntary.

15.

Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereto and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement. The parties have not relied on any oral statements that are not included in this Agreement. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing and signed by the Employee and an authorized employee or agent of the Company.

16.

Dispute Resolution, Any disagreement between the Employee and the Company concerning anything covered by this Agreement or concerning other terms and conditions of the Employee's employment or the termination of the Employee's employment, except those arising under Section 8 of this Agreement or 10 of the Employment Agreement, will be settled by final and binding arbitration. The decision of the arbitrator will be final and binding on both the Employee and the Company and may be enforced in a court of appropriate jurisdiction.

17.	Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Louisiana, without regard to conflict of law principles.

18.

Indemnification. The Company understands and agrees that any indemnification obligations under its governing documents or any indemnification agreement between the Company and the Employee with respect to the Employee's employment or other service as an officer of the Company shall remain in effect and survive the termination of the Employee's employment under this Agreement as set forth in such governing documents or indemnification agreement.

19.

Code Section 409A. This Agreement, to the extent it provides for payments to or on behalf of the Employee that are subject to Code section 409A, is intended to comply with Code section 409A and all applicable regulations and other generally applicable guidance issued thereunder. The Company reserves the right to modify or amend this Agreement in its discretion with or without the consent of the Employee to the extent necessary for the Agreement to comply with Code section 409A; provided, however, any such modification shall conform as close as possible to the original intent and economics of the Agreement. Neither the Company nor the Employee shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder). The termination of the Employee's employment as of the Separation Date shall constitute a "separation from service" within the meaning of Section 409A of the Code. If at the time of the Employee's separation from service the Employee is a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that the constitutes "nonqualified deferred compensation" within the meaning of Code Section 409A that becomes payable to the Employee on account of the Employee's Separation from Service will not be paid until after the earlier of (i) the first business day of the seventh (7th) month following the Employee's separation from service, or (ii) the date of the Employee's death (the "409A Suspension Period"), to the extent required to comply with Section 409A of the Code. After the end of the 409A Suspension Period, the Employee shall be paid a cash lump sum payment equal to any payments (including interest on any such payments, at an interest rate of not less than the prime interest rate, as published in the Wall Street Journal, over the period such payment is restricted from being paid to the Employee) and benefits that the Company would otherwise have been required to provide under this Agreement but for the imposition of the 409A Suspension Period. Thereafter, the Employee shall receive any remaining payments and benefits due under this Agreement as applicable (as if there had not been any 409A Suspension Period beforehand). To the extent not otherwise specified in this Agreement, all (i) reimbursements and (ii) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that any reimbursement is for expenses incurred during the Employee's lifetime (or during a shorter period of time specified in this Agreement); the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, however, in no event will the Company be liable to the Employee if this Agreement or any compensation payable hereunder fails to be exempt from or comply with Section 409A of the Code.

[Signatures on next page]

The Employee acknowledges that he understands the above agreement includes the release of all claims as stated above. He understands that he is waiving unknown claims and he is doing so intentionally.

CHRISTOPHER L. HUFFT

/s/ Christopher L. Hufft
Name: Christopher L. Hufft

November 4, 2022
Date

INVESTAR HOLDING CORPORATION

/s/ John J. D’Angelo
Name: John J. D’Angelo
Title: President and Chief Executive Officer

November 4, 2022
Date

INVESTAR BANK, NATIONAL ASSOCIATION

/s/ John J. D’Angelo
Name: John J. D’Angelo
Title: President and Chief Executive Officer

November 4, 2022
Date